UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DEPOMED, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

FOR IMMEDIATE RELEASE

Depomed Comments on Recent Reports Regarding Horizon Pharma’s Business Model

Reports Confirm Concerns Raised by Depomed’s Board in Rejecting Horizon’s Unsolicited Exchange Offer

NEWARK, Calif., October 22, 2015 — Depomed, Inc. (NASDAQ: DEPO) (“Depomed” or the “Company”) today issued the following statement in response to numerous recent reports surrounding Horizon Pharma plc’s (NASDAQ: HZNP) (“Horizon”) business model, in particular concerns raised about aggressive drug pricing practices and Horizon’s use of specialty pharmacies:

Depomed’s Board unanimously rejected Horizon Pharma’s unsolicited exchange offer on September 11, 2015. In Depomed’s Schedule 14D-9 filed with the SEC on September 14, 2015, the Company highlighted the Board’s reservations about Horizon’s business model and strategy, while observing that the nature of Horizon’s business model had the potential to lead to significant volatility in the price of Horizon stock. Importantly, numerous reports in the past days — from major media outlets to the firm that establishes one of the largest drug formularies — have reiterated and validated these serious concerns.

For example:

•                  A September 23, 2015 note issued by Express Scripts, one of the largest managers of drug formularies, to its clients criticizes Horizon’s price increases, comparing Horizon to Turing Pharmaceuticals, and notes that Horizon, after purchasing the rights to Vimovo and with its own product, Duexis, “soon increased the prices on these older products more than tenfold. This isn’t innovation. Akin to a spike in gas and plywood prices just ahead of a hurricane, this is profiteering.”

•                  An October 19, 2015 article in The New York Times discusses significant concerns about Horizon’s Prescriptions Made Easy (“PME”) program and notes that Duexis is “a combination of two old drugs, the generic equivalents of Motrin and Pepcid”, which “if prescribed separately… would cost no more than $20 or $40 a month”, however “Duexis, which contains both in a single pill, costs about $1,500 a month.”

As noted in Depomed’s September 14, 2015 letter to shareholders:

•                  We believe the frequency and magnitude of Horizon’s price increases are unsustainable:  Horizon has implemented dramatically high price increases across most of its product portfolio, including increases of over 1,500% for Rayos® and nearly 1,200% for Vimovo® since those products were acquired or launched in 2012 and 2013, respectively. We do not believe these pricing strategies are conducive to building a stable and sustainable company that will create and deliver long-term value for its shareholders.

•                  Many of Horizon’s drugs have recently been removed from the largest PBMs:  Due to Horizon’s dramatic price increases and what, in our view, is a lack of meaningful product differentiation, many of Horizon’s drugs have recently been removed from the largest PBM drug formularies and remain on the exclusion lists of the two largest PBMs through 2016.

We believe that as Horizon continues to increase the prices of its products well beyond the prices of competitive products, the trend of Horizon products being excluded from drug formularies may accelerate, posing further risks to Horizon’s business and long-term prospects.

•                  In our view Horizon’s Prescriptions Made Easy (“PME”) drug discount program has caused significant deterioration to Horizon’s realized net sales as a percentage of gross sales (“gross to net”):  Horizon’s drug formulary exclusions have resulted in millions of patients not having access to Horizon products through their health insurance plans. Through Horizon’s PME drug discount program, Horizon covers up to 100% of the cost of its products that are not covered by such plans. Although Horizon believes that the continued expansion of its PME program will allow it to mitigate the impact of the drug formulary exclusions, we believe that Horizon’s reliance on PME discounts to generate growth in prescription volumes has caused significant deterioration in Horizon’s gross to net for many of its products. For example, the net sales as a percent of gross sales for each of Rayos and Pennsaid® 2% dropped from 60% to 45% and 36% to 27%, respectively, from the first quarter of 2015 to the second quarter of 2015.

Importantly, and in contrast to Horizon’s standard business practices, Depomed believes that each of our products has strong drug formulary access, demonstrates value to insurers as brands to secure coverage and not to be excluded, all while offering patients affordable co-pay access and are priced in line with market leading, branded competitors. In addition, unlike Horizon, less than 2% of the sales volume for Depomed’s products, excluding Lazanda, were dispensed through specialty pharmacies. The Company’s cancer pain product Lazanda and all other similar drugs are often dispensed through specialty pharmacies in order to secure managed care payment authorization for these highly potent and restricted drugs.

The Company also notes that had Depomed’s Board allowed Horizon to proceed with its hostile offer, and with the haste insisted upon by Horizon, Depomed shareholders today would be receiving only about $14.00 for each share of Depomed stock.

Morgan Stanley & Co. LLC and Leerink Partners LLC are serving as financial advisors to Depomed and Baker Botts L.L.P. and Gibson, Dunn & Crutcher LLP are serving as legal counsel.

About Depomed

Depomed is a specialty pharmaceutical company that commercializes products for pain and neurology related disorders. Our NUCYNTA® franchise includes NUCYNTA® ER (tapentadol) extended release tablets indicated for the management of pain, including neuropathic pain associated with diabetic peripheral neuropathy (DPN), severe enough to require daily, around-the-clock, long-term opioid treatment, and NUCYNTA® (tapentadol), an immediate release version of tapentadol, for management of moderate to severe acute pain in adults. Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia. CAMBIA® (diclofenac potassium for oral solution) is a non-steroidal anti-inflammatory drug indicated for acute treatment of migraine attacks with or without aura in adults (18 years of age or older). Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug indicated for relief of mild to moderate acute pain in adults. Lazanda® (fentanyl) Nasal Spray is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain. Gralise, Nucynta ER and various partner product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology. Additional information about Depomed may be found at www.depomed.com.

Forward-Looking Statements & Other Legal Information

The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to Depomed’s prospects as a standalone business, Depomed’s business strategy, expectations regarding Depomed’s future financial results and the ability to create shareholder value, expectations regarding anticipated growth and the future contributions and potential of NUCYNTA, and other risks detailed in the company’s Securities and Exchange Commission (“SEC”) filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its most recent Quarterly Report on Form 10-Q. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans, objectives or expectations will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Our solicitation of revocations in the GREEN and GOLD cards allows Depomed shareholders to take action only with respect to the revocation of consents to the calling and holding of the proposed special meetings. Any action that you may take pursuant to such solicitation will not have a direct impact on the Horizon exchange offer, will not directly limit your ability to participate with respect to the exchange offer and will not constitute an affirmative vote for or against the exchange offer. Permission to include quoted materials was neither sought nor obtained.

Investor Contact:

Depomed, Inc.

August J. Moretti

Chief Financial Officer

510-744-8000

amoretti@depomed.com

or

Christopher Keenan

VP, Investor Relations and Corporate Communication

510-744-8000

ckeenan@depomed.com

Innisfree M&A Incorporated

Larry Miller / Jonathan Salzberger / Scott Winter

212-750-5833

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann

415-869-3950

Andy Brimmer and Averell Withers

212-355-4449